Chuy’s Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2018 Financial Results

AUSTIN, Texas, March 7, 2019 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the 13-week and 52-week periods ended December 30, 2018.
Highlights for the 13-week fourth quarter ended December 30, 2018, compared to the 14-week fourth quarter ended December 31, 2017 were as follows:

•	Revenue increased to $96.8 million from $96.0 million in the fourth quarter of 2017. The extra operating week in fiscal 2017 accounted for approximately $7.3 million in revenue in that year.

•
On a calendar basis, comparable restaurant sales increased 0.9%. The Company estimates that unfavorable weather conditions during the fourth quarter of 2018, partially offset by the timing of New Year's Eve, had a negative impact of approximately 40 basis points on our comparable sales.

•
Net income was $3.4 million, or $0.20 per diluted share, compared to net income of $15.9 million, or $0.93 per diluted share, in the fourth quarter of 2017. Net income in the fourth quarter of 2017 included an $11.7 million favorable adjustment due to the revaluation of our net deferred tax liability as a result of The Tax Cuts and Jobs Act of 2017 (the "Tax Act") as well as a gain on insurance settlements of $1.4 million ($1.0 million net of tax).

•
Adjusted net income(1) was $1.8 million, or $0.11 per diluted share, compared to $3.2 million, or $0.19 per diluted share, in the same period in 2017. The Company estimates that the extra operating week during the fourth quarter of 2017 contributed $0.07 per diluted share to adjusted net income, which was partially offset by $0.01 per diluted share as a result of the temporary closure of one restaurant due to the damage from Hurricane Harvey during the fourth quarter of 2017.

•
Restaurant-level operating profit(1) was $12.4 million compared to $15.2 million in the fourth quarter of 2017. The Company estimates that the fourth quarter of 2017 had a favorable impact from the extra operating week of approximately $2.0 million.

•	Two new restaurants opened during the fourth quarter of 2018.
Highlights for the 52-week fiscal year ended December 30, 2018, compared to the 53-week fiscal year ended December 31, 2017 were as follows:

•	Revenue increased 7.7% to $398.2 million from $369.6 million in the 2017 fiscal year. The extra operating week in fiscal 2017 accounted for approximately $7.3 million in revenue in that year.

•	On a calendar basis, comparable restaurant sales increased 0.5%.

•
Net income was $5.5 million, or $0.32 per diluted share, compared to $29.0 million, or $1.70 per diluted share, during the fiscal year 2017. Net income in fiscal year 2018 included a $12.3 million ($9.4 million net of tax) non-cash loss related to an impairment of assets at six restaurants. Net income in fiscal year 2017 included a favorable adjustment of $11.7 million due to the revaluation of our net deferred tax liability as a result of the Tax Act as well as a gain on insurance settlements of $1.4 million ($1.0 million net of tax).

•
Adjusted net income(1) was $15.0 million, or $0.88 per diluted share, compared to $16.3 million, or $0.96 per diluted share, during the fiscal year 2017. The Company estimates that the extra operating week in fiscal year 2017 contributed $0.07 per diluted share to adjusted net income in that year, which was partially offset by $0.04 per diluted share as a result of the temporary closure of one restaurant due to the damage from Hurricane Harvey.

•
Restaurant-level operating profit(1) was $60.5 million compared to $64.6 million during fiscal year 2017. The Company estimates that fiscal year 2017 had a favorable impact from the extra operating week of approximately $2.0 million.

•	A total of nine new restaurants opened during 2018.

(1)
Adjusted net income and restaurant-level operating profit are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level operating profit to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. commented, “While 2018 was a challenging year for the industry, it was also a year of accomplishments, as we successfully laid down the foundation to further our operational excellence and generate healthy top line growth in the years to come. From the newly developed marketing campaign aimed to drive awareness and frequency, to meaningful progress in our online ordering system and catering program implementations, we believe we have positioned our Company for a solid start in 2019."
Hislop added, “During 2018, we successfully grew our store base by 10% with the addition of nine new Chuy’s restaurants. We believe we still have a long runway of growth, and for 2019, we will focus on in-filling our existing markets and plan to open between five and seven restaurants. We have a lot of work ahead of us, but we are excited with the prospect of growing the Chuy’s brand and further enhancing our long-term shareholder value.”
Fourth Quarter 2018 Financial Results
Revenue increased to $96.8 million in the fourth quarter of 2018 compared to $96.0 million in the fourth quarter of 2017. The increase in revenue was primarily driven by $9.2 million in incremental revenue from an additional 141 operating weeks provided by new restaurants opened during and subsequent to the fourth quarter of 2017 as well as an increase in our fiscal comparable restaurant sales. These increases were partially offset by a $7.3 million decrease in revenue as a result of the loss of an extra operating week as compared to fiscal year 2017 and a decrease in revenue from our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for these non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening. The honeymoon period refers to the weeks following a restaurant's initial opening, during which sales are typically higher than normal.
Due to the inclusion of a 53rd week in fiscal year 2017, there is a one-week calendar shift in the comparison of the fourth fiscal quarter of 2018 to the fourth fiscal quarter of 2017. After adjusting for the timing of the 53rd week, comparable restaurant sales, on a calendar basis, increased 0.9% for the thirteen weeks ended December 30, 2018 compared to the thirteen weeks ended December 31, 2017. The increase in comparable sales was primarily driven by a 2.2% increase in average check, partially offset by a 1.3% decrease in average weekly customers. The Company estimates that comparable restaurant sales and weekly average customers were negatively affected by unfavorable weather conditions, partially offset by timing of New Year's Eve of approximately 40 basis points. The comparable restaurant base consisted of 81 restaurants during the fourth quarter of 2018.

On a fiscal basis, which does not adjust for the one-week calendar shift as previously noted, sales for the same restaurants in the comparable restaurant base in the thirteen weeks ended December 30, 2018 increased 1.3% compared to the thirteen weeks ended December 24, 2017.
Total restaurant operating costs as a percentage of revenue increased to 87.2% in the fourth quarter of 2018 from 84.2% in the fourth quarter of 2017. This increase was primarily driven by an increase in overall operating costs as well as an increase of approximately 90 basis points as a result of operating deleverage caused by the loss of an extra operating week in the fourth quarter of 2018 as compared to fiscal year 2017. The increase in operating costs was mainly attributed to higher labor costs as a percentage of revenue due to new store labor inefficiencies and hourly labor rate inflation; higher utility and insurance costs; higher repair and maintenance costs; and an increase in occupancy costs as a result of higher rental expense on certain newly opened restaurants and increases in rent on extended lease terms at some existing restaurants. These increases were partially offset by lower training expense for our new managers.
Total general and administrative expenses increased to $5.2 million as compared to $4.3 million in the same period in 2017. This increase was primarily driven by higher management compensation in part due to additional headcount to support our growth.
Income tax benefit was $2.0 million compared to $10.4 million in the fourth quarter of 2017. The tax benefit in the fourth quarter of 2018 included a $1.6 million favorable tax impact relating to the non-cash loss on an asset impairment recorded during the third quarter of 2018. The tax benefit in the fourth quarter of 2017 included a deferred tax liability revaluation adjustment of $11.7 million as a result of a decrease in the federal statutory tax rate from 35% to 21% effective January 1, 2018. Excluding the impact of these adjustments, our effective tax rate was a benefit of 30.1% in the fourth quarter of 2018 compared to an expense 23.9% in the same period last year. The decrease in our effective tax rate for the fourth quarter of 2018 is primarily related to the decrease in the federal statutory tax rate and an increase in employee tax credits in proportion to our taxable income.
During fiscal 2017, the Company recorded a non-recurring $1.4 million ($1.0 million, net of tax) gain on insurance settlements mainly related to Hurricane Harvey.
As a result of the foregoing, net income in the fourth quarter of 2018 decreased to $3.4 million, or $0.20 per diluted share, compared to net income of $15.9 million, or $0.93 per diluted share in the fourth quarter of 2017.
Adjusted net income was $1.8 million, or $0.11 per diluted share, as compared to $3.2 million, or $0.19 per diluted share, in the same period in 2017. The Company estimates that the extra operating week during the fourth quarter of 2017 contributed $0.07 per diluted share to adjusted net income last year, which was partially offset by $0.01 per diluted share as a result of the temporary closure of one restaurant due to the damage from Hurricane Harvey during the fourth quarter of 2017. Please see the reconciliation of adjusted net income to net income in the accompanying financial tables.
Fiscal Year 2018 Financial Results
Revenue increased 7.7% to $398.2 million in fiscal year 2018 compared to $369.6 million in fiscal year 2017. The increase in revenue was primarily driven by $41.0 million in incremental revenue from an additional 567 operating weeks provided by new restaurants opened during and subsequent to fiscal year 2017 as well as an increase in our fiscal year comparable sales. These increases were partially offset by a $7.3 million decrease in revenue as a result of the loss of an extra operating week as compared to fiscal year 2017 and a decrease in revenue from our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue related to non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening. The honeymoon period refers to the weeks following a restaurant's initial opening, during which sales are typically higher than normal.
Due to the inclusion of a 53rd week in fiscal year 2017, there is a one-week calendar shift in the comparison of the fiscal year 2018 to fiscal year 2017. After adjusting for the timing of the 53rd week, comparable restaurant sales, on a calendar basis, increased 0.5% for the 52-weeks ended December 30, 2018 compared to the 52-weeks ended December 31, 2017. The increase in comparable restaurant sales was primarily driven by a 2.0% increase in average weekly check, partially offset by a 1.5% decrease in weekly average customers. The Company estimates the unfavorable weather conditions during fiscal year 2018 more than offset the favorable impact from lapping Hurricanes Harvey and Irma last year by approximately 60 basis points.
On a fiscal basis, which does not adjust for the one-week calendar shift, as previously noted, sales for the same restaurants in the comparable restaurant base in the 52-weeks ended December 30, 2018 increased 0.2% compared to the 52-weeks ended December 24, 2017.
Total restaurant operating costs as a percentage of revenue increased to 84.7% in fiscal year 2018 from 82.4% in fiscal year 2017. This increase was primarily driven by an increase in overall operating costs as well as an increase of approximately 20 basis points as a result of operating deleverage caused by the loss of an extra operating week as compared to fiscal year 2017. The increase in operating costs was primarily driven by higher labor costs as a percentage of revenue due to new store labor inefficiencies and hourly labor rate inflation; higher insurance and maintenance costs; higher credit card fees and delivery service charges as well as an increase in occupancy costs as a result of higher rental expense on certain newly opened restaurants and increases in rent on extended lease terms at some existing restaurants. These increases were partially offset by lower cost of sales mainly driven by lower pricing on avocados, cheese and chicken; and lower training expense for our new managers.
Total general and administrative expenses increased to $20.7 million as compared to $18.7 million in the same period in 2017. This increase was primarily driven by higher management compensation in part due to additional headcount to support our growth as well as an increase in legal and professional fees.
During fiscal year 2018, the Company incurred a non-cash loss of $12.3 million ($9.4 million, net of tax or $0.55 per diluted share) related to an impairment of assets at six restaurants.
During fiscal year 2017, the Company recorded a non-recurring favorable deferred tax liability revaluation adjustment of $11.7 million and a $1.4 million ($1.0 million, net of tax) gain on insurance settlements mainly related to Hurricane Harvey.
Income tax benefit was $2.4 million in fiscal year 2018 and $5.5 million in fiscal year 2017. The tax benefit in fiscal year 2018 included a $2.9 million favorable tax impact relating to the non-cash loss on an asset impairment recorded during the third quarter of 2018. The tax benefit in fiscal year 2017 included a deferred tax liability revaluation adjustment of $11.7 million recorded in the fourth quarter of 2017 as a result of a decrease in the federal statutory tax rate from 35% to 21% effective January 1, 2018. Excluding the impact of these adjustments, our effective tax rate for fiscal year 2018 was 3.5% compared to 26.4% in the same period last year. The decrease in our effective tax rate is primarily related to the decrease in the federal statutory tax rate and an increase in employee tax credits in proportion to our taxable income.
As a result of the foregoing, net income in fiscal 2018 was $5.5 million, or $0.32 per diluted share, compared to net income of $29.0 million, or $1.70 per diluted share in fiscal 2017.
Adjusted net income was $15.0 million, or $0.88 per diluted share, compared to $16.3 million, or $0.96 per diluted share, in the same period in 2017. The Company estimates that the extra operating week in fiscal year 2017 contributed $0.07 per diluted share to adjusted net income last year, which was partially offset by $0.04 per diluted share as a result of the temporary closure of one restaurant due to the damage from Hurricane Harvey. Please see the reconciliation of adjusted net income to net income in the accompanying financial tables.

Development Update
During the fourth quarter, two new restaurants were opened, one in Overland Park, Kansas and one in Houston, Texas. We opened nine new restaurants during 2018, bringing the total restaurant count to 100 as of December 30, 2018.
For 2019, the Company expects to open between five and seven new Chuy’s locations.  Subsequent to the end of the fourth quarter, the Company closed two restaurants; one in Atlanta, Georgia, and one in Miami, Florida.
Share Repurchase Program
During the fourth quarter of 2018, the Company repurchased approximately 95,000 shares for a total cost of $2.0 million. For the full fiscal year, the Company repurchased 160,000 shares for a total cost of $3.6 million. As of the end of the fiscal year, the Company had $26.4 million remaining under the current $30.0 million repurchase authorization through December 31, 2019.
2019 Outlook
The Company currently expects 2019 net income per diluted share of $0.91 to $0.95. This compares to adjusted net income per diluted share of $0.88 for fiscal year 2018. The net income guidance for fiscal year 2019 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of 1.5% to 2.5%;

•	Restaurant pre-opening expenses of $2.1 million to $2.9 million;

•	General and administrative expense of $23.3 million to $23.8 million;

•	An effective tax rate of 6% to 8%;

•	The opening of five to seven new restaurants;

•	Annual weighted average diluted shares outstanding of 17.1 million to 17.2 million shares; and

•	Net capital expenditures (net of tenant improvement allowances) of $24.5 million to $30.7 million.

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price increases as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter and fiscal year 2018 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 888-204-4368 or for international callers by dialing 323-794-2423. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 6176759. The replay will be available until Thursday, March 14, 2019.
The conference call will also be webcast live from the Company’s corporate website at www.chuys.com under the Investors section. An archive of the webcast will be available on the Company's corporate website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and related assumptions, the anticipated results from our marketing efforts, technology initiatives and catering program implementation, our development plan and the number of restaurants we will open next year are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, loss on asset impairment, gain on insurance settlements and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs as well as gain on insurance settlements and loss on asset impairment. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, gain on insurance settlements and loss on asset impairment are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.

Adjusted net income represents net income before loss on asset impairment, gain on insurance settlements, income tax effect on adjustments and deferred tax liability adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.

Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Quarter Ended				Year Ended
	December 30, 2018		December 31, 2017		December 30, 2018		December 31, 2017
Revenue	$96,835	100.0%	$96,020	100.0%	$398,200	100.0%	$369,589	100.0%

Costs and expenses:
Cost of sales	25,516	26.3	25,337	26.4	101,946	25.6	96,270	26.0
Labor	36,051	37.2	34,991	36.4	144,325	36.2	128,846	34.9
Operating	14,385	14.9	13,066	13.6	57,457	14.4	51,462	13.9
Occupancy	7,731	8.0	6,714	7.0	30,028	7.5	25,642	6.9
General and administrative	5,208	5.4	4,271	4.4	20,725	5.2	18,661	5.0
Marketing	744	0.8	713	0.8	3,929	1.0	2,756	0.7
Restaurant pre-opening	657	0.7	2,165	2.3	4,382	1.1	6,233	1.7
Impairment and closure costs	—	—	—	—	12,336	3.1	—	—
Gain on insurance settlements	—	—	(1,362)	(1.4)	—	—	(1,362)	(0.3)
Depreciation and amortization	5,100	5.2	4,610	4.8	19,804	5.1	17,560	4.8
Total costs and expenses	95,392	98.5	90,505	94.3	394,932	99.2	346,068	93.6
Income from operations	1,443	1.5	5,515	5.7	3,268	0.8	23,521	6.4
Interest expense, net	24	—	17	—	83	—	65	0.1
Income before income taxes	1,419	1.5	5,498	5.7	3,185	0.8	23,456	6.3
Income tax benefit	(1,991)	(2.0)	(10,384)	(10.8)	(2,354)	(0.6)	(5,500)	(1.5)
Net income	$3,410	3.5%	$15,882	16.5%	$5,539	1.4%	$28,956	7.8%

Net income per common share: Basic	$0.20		$0.94		$0.33		$1.71
Net income per common share: Diluted	$0.20		$0.93		$0.32		$1.70

Weighted-average shares outstanding: Basic	16,904,025		16,917,949		16,931,589		16,894,986
Weighted-average shares outstanding: Diluted	16,995,523		17,020,563		17,062,347		17,003,233

Reconciliation of GAAP net income and net income per share to adjusted results
(Unaudited, in thousands except share and per share data)

	Quarter Ended				Year Ended
	December 30, 2018		December 31, 2017		December 30, 2018		December 31, 2017
Net income as reported	$3,410		$15,882		$5,539		$28,956
Impairment and closure costs	—		—		12,336		—
Gain on insurance settlements	—		(1,362)		—		(1,362)
Income tax effect on adjustments	(1,564)	(1)	360	(2)	(2,897)	(1)	360	(2)
Deferred tax liability adjustment	—	(3)	(11,696)	(3)	$—	(3)	(11,696)	(3)
Adjusted net income	$1,846		$3,184		$14,978		$16,258

Adjusted net income per common share: basic	$0.11		$0.19		$0.88		$0.96
Adjusted net income per common share: diluted	$0.11		$0.19		$0.88		$0.96

Weighted-average shares outstanding: basic	16,904,025		16,917,949		16,931,589		16,894,986
Weighted-average shares outstanding: diluted	16,995,523		17,020,563		17,062,347		17,003,233

(1)
Reflects the tax expense associated with the adjustment for the loss on asset impairment. The tax expense was calculated based on the change in the tax provision calculations after adjusting for the reconciling item.

(2)	Reflects the income tax effect associated with the adjustment on gain on insurance settlements based on the Company’s effective tax rate prior to the impact of the Tax Act.

(3)	Reflects the revaluation of our net deferred tax liability using the new lower tax rate pursuant to the Tax Act.

Reconciliation of GAAP income from operations to restaurant-level operating profit
(Unaudited, in thousands)

	Quarter Ended		Year Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Income from operations as reported	$1,443	$5,515	$3,268	$23,521
General and administrative	5,208	4,271	20,725	18,661
Restaurant pre-opening expenses	657	2,165	4,382	6,233
Impairment and closure costs	—	—	12,336	—
Gain on insurance settlements	—	(1,362)	—	(1,362)
Depreciation and amortization	5,100	4,610	19,804	17,560
Restaurant-level operating profit	$12,408	$15,199	$60,515	$64,613

Restaurant-level operating margin (1)	12.8%	15.8%	15.2%	17.5%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Selected Balance Sheet Data
(In thousands)

	December 30, 2018	December 31, 2017
Cash and cash equivalents	$8,199	$8,785
Total assets	277,084	271,967
Long-term debt	—	—
Total stockholders’ equity	193,851	188,962

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com